[NEWELL RUBBERMAID LOGO] OCTOBER 16, 2005	NEWS RELEASE PAGE 1 OF 2

JOSEPH GALLI RESIGNS AS CEO OF NEWELL RUBBERMAID;

BOARD MEMBER MARK D. KETCHUM NAMED INTERIM CEO

Ketchum is Former Global Business Unit President of Procter & Gamble

Company Committed to Plan to Increase Investment in High-Potential, High-Margin Brands, Reduce Overhead and Strengthen Business Portfolio

Company Expects to Meet or Exceed 3Q Guidance and Reaffirms Full-Year 2005 Outlook

ATLANTA, October 17, 2005 – Newell Rubbermaid Inc. (NYSE: NWL) announced today that Joseph Galli, Chief Executive Officer since 2001, has resigned his positions as CEO and director by mutual agreement with the Board of Directors.

Mark D. Ketchum, a member of the Board of Directors and the Audit Committee, will serve as Interim Chief Executive Officer while the Board conducts an external search for a permanent replacement. He will continue as a member of the Newell Rubbermaid Board, but will relinquish his Audit Committee membership during his tenure as Interim CEO.

Ketchum, 55, has been a Newell Rubbermaid director since early 2005. He retired in late 2004 as President, Global Baby and Family Care, of The Procter & Gamble Company – a position he held since 1999. He was instrumental in driving the turnaround of this $11 billion business unit, delivering improved sales and profit returns; including 8% annualized sales growth and 16% annualized profit growth over his final two years. Ketchum joined Procter & Gamble in 1971 and during his 33 years of service gained experience in operational, brand management and general management roles. His early career was spent in various operational roles in the company’s paper division from 1971 to 1984. From 1984 to 1990, he transitioned into brand management, before holding management positions in several divisions leading up to his role as President, Global Baby and Family Care. He is also a director of Hillenbrand Industries, Inc., a provider of goods and services for the health care and funeral services industries.

William D. Marohn, Chairman of Newell Rubbermaid, stated, “We appreciate Joe Galli’s many contributions to our company over the nearly five years he has been here and wish him well in his future endeavors. Joe helped set Newell Rubbermaid on its current path, and with the foundation we have in place, the Board believes the company is well positioned to leverage the skills of new leadership to execute our strategy and ignite significant growth for the benefit of our shareholders. Our search will focus on candidates with proven track records executing programs that drive top-line growth, strengthen brands, encourage innovation and reduce costs across large organizations.

[NEWELL RUBBERMAID LOGO] OCTOBER 16, 2005	NEWS RELEASE PAGE 2 OF 2

“We are fortunate to have a person of Mark Ketchum’s caliber on our Board, who can immediately step into this role while we search for a permanent replacement,” Marohn continued. “Mark has been an important contributor to our Board, and he will bring a high level of consumer product industry experience, energy and operational expertise to this leadership position.”

Ketchum said, “Newell Rubbermaid has tremendous potential and I will do all I can to maximize that potential. The Board and I are committed to continuing the strategic direction that we have established to improve performance, and I look forward to working with our management team over the next few months to ensure a smooth transition. Newell Rubbermaid has extremely talented senior management and dedicated employees, and I am very optimistic about this next phase in the evolution of our company.”

Galli said, “I am proud of what we have accomplished at Newell Rubbermaid and believe that we have established a strong platform from which the company can pursue growth and product innovation. I firmly believe that the company is in an excellent position and that its best years are still ahead.”

Outlook
Excluding previously disclosed third quarter 2005 impairment charges, the company expects third quarter earnings per share to be at the high end or above the range it previously provided and reaffirms its guidance for the full year 2005. As planned, Newell Rubbermaid will announce its third quarter financial results October 27, 2005.

Conference Call
The company has scheduled a conference call for today, October 17, 2005, at 9:00 a.m. ET. Those interested in participating should call (800) 869-2139 or internationally at (719) 867-0347 and provide the conference code 1472517. The company’s call will also be web cast. To listen to the web cast, use the link provided under the Investor Relations Home Page on Newell Rubbermaid’s website at www.newellrubbermaid.com. A replay will be available approximately two hours after the call concludes through October 24, 2005, and may be accessed domestically at (888) 203-1112 or internationally at (719) 457-0820. Conference call confirmation code 1472517 is required to access the replay.

Caution Concerning Forward-Looking Statements
The statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about internal sales, income/(loss), earnings per share, operating income or gross margin improvements, capital and other expenditures, cash flow, dividends, restructuring, impairment and other charges, potential losses on divestiture, costs and cost savings and the value thereof, debt ratings, and management’s plans, projections and objectives for future operations and performance. These statements are accompanied by words such as “expect,” “project,” “will,” “enable,” “estimate,” and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail economies in various parts of the world; competition with numerous other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials used by the company; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations in the face of foreign regulations and other impediments; our ability to implement successfully information technology solutions throughout our organization; our ability to improve productivity and streamline operations; our ability to complete strategic acquisitions; our ability to integrate previously acquired businesses; the risks inherent in our foreign operations and those factors listed in the company’s 2005 second quarter Form 10-Q, including Exhibit 99.1 thereto, filed with the Securities and Exchange Commission.

About the Company
Newell Rubbermaid Inc. is a global marketer of consumer and commercial products with 2004 sales of $6.5 billion and a powerful brand family including Sharpie®, Paper Mate®, EXPO®, Waterman®, Rubbermaid®, Calphalon®, Graco®, Goody®, BernzOmatic®, IRWIN® and LENOX®. The company is headquartered in Atlanta, Ga., and has over 31,000 employees worldwide.

This press release and additional information about the company are available on the company’s web site at www.newellrubbermaid.com.

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